UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 15, 2006
Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.	V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 Election of Director

The attached announcement was released to the news media on November 15, 2006.

Global Developments Announces Appointment of Director

Vancouver, November 15, 2006 - Global Developments, Inc. (PINK SHEETS: GBDP), a publicly traded venture capital company, is pleased to announce the appointment of Esther Briner to the Board of Directors.

Esther Briner is Chairperson and Chief Executive Officer of OTC Filers Inc, a consulting company dedicated to guiding small cap companies through the public listing process. Ms. Briner is also partner of Briner Group Inc., an angel investment firm that provides emerging businesses with financial services and access to capital worldwide. She specializes in corporate communication and project management, also focusing on initiatives related to angel investing such as access to public capital markets, optimization of capital structure, arranging strategic equity partnerships, and ongoing management support.

Prior to co-founding Briner Group, Ms. Briner worked in both private and public sectors, encompassing industries from biotechnology to financial services. Presently Ms. Briner serves on the Board of Directors for a number of public companies. Ms. Briner holds a Bachelor of Science from Geneva, Switzerland, and has benefited from research studies in York University, UK and Zurich, Switzerland. Esther also carries a certificate in Marketing from the Business Institute in Utah, USA.

About Global Developments, Inc.

Global Developments, Inc. is a publicly traded venture capital company. It was formed to create a unique investment vehicle representing a growing portfolio of innovative and emerging growth-oriented companies. Global acquires its portfolio companies either as wholly or partially owned subsidiaries, or as an investment where Global is the lead investor. As a result, Global maintains substantial management control, thereby giving it the ability to provide significant oversight and guidance in building value and creating liquidity events for its shareholders. Global invests in companies with solid management, operational excellence, and the potential to grow substantial revenue streams.

Please visit http://www.globaldevelopmentsinc.com for more information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: November 15, 2006	By:	/s/ John D. Briner
John D. Briner
President